Exhibit 10(k)

TIDEWATER INC.

MANAGEMENT ANNUAL INCENTIVE PLAN

(MAIP)

I.	PLAN OBJECTIVE

The primary objective of the Management Annual Incentive Plan (MAIP) is to assist in achieving specific business and financial goals conducive to the organization’s success which the Company believes can best be accomplished by providing cash incentives to key Tidewater employees.

The MAIP helps prioritize and focus efforts on the accomplishment of financial goals and other corporate objectives established each year through the annual planning and budgeting process. This is achieved by linking a significant element of annual compensation to the accomplishments of selected goals. At target performance levels, the MAIP provides incentive compensation opportunities which, in conjunction with base salary, will yield competitive total compensation levels.

II.	BASIC PLAN CONCEPT

The plan concept focuses primarily on the performance of Tidewater overall. The MAIP is comprised of two divisions which will enable the Company to better measure performance results of eligible participants by specific areas of responsibility. The two divisions are as follows:

•	Administrative

•	Marine

Overall corporate performance is considered each year along with certain divisional and individual performance measures specific to each division’s operations and functions. Regardless of corporate performance, however, the Compensation Committee of the Board of Directors may at its discretion establish a funding pool of up to 50% of the target awards for all participants in order to allow awards for outstanding individual contributions even if the Company does not achieve threshold performance on plan performance measures within a year.

III.	ELIGIBILITY CRITERIA

Eligibility for participation in the MAIP will be limited to officers and certain key employees that directly impact the Company’s financial performance and who do not participate in another Company bonus plan. The specific positions eligible to participate in the plan will be reviewed and determined annually by Tidewater’s Chief Executive Officer and the Compensation Committee of the Board of Directors.

IV.	AWARD OPPORTUNITIES

Prior to the beginning of each fiscal year, Tidewater will specify target incentive awards for each eligible position. Prior to the beginning of each fiscal year, Tidewater will determine the total pool target, threshold and maximum incentive award amounts. These amounts are determined from each eligible participant’s base salary times the target percent associated with the participant’s position within the Company. The actual target percent is determined based upon the employee’s relevant position within the Company and the measurable amount of direct influence on the Company’s financial performance. Base target percents by position are as follows:

Base Target %
A. Administrative

Executive Vice President	95%
Executive Vice President, CFO & Treasurer	95%
Senior Vice President	80%
Vice President & Corporate Controller	70%

B. Marine

Vice President – Operational Areas	70%
Regional Manager	62.5%
Area Manager (A)	55%
Director - Health, Safety, and Environmental Management	55%
Vice President – International Sales	55%
Vice President – Technical Services	55%
Area Manager (B)	45%
Director – Human Resources	45%
Regional Finance Director (B)	45%
Vice President – Domestic Sales	45%
Area Manager (C)	35%
Regional Finance Director (C)	35%
Manager – Domestic Sales	27.5%

V.	PERFORMANCE MEASURES AND STANDARDS

Prior to the start of each fiscal year, specific corporate and divisional measures and standards will be established. In addition, the appropriate weighing to each measurement will also be established.

PERFORMANCE MEASURES

A.	Except as provided in Section II of this MAIP, before any individual incentive amount can be awarded, the Company must first achieve minimum (threshold) performance in at least one of two Company performance measures. For fiscal year 2004, Company performance measures are:

1.	Adjusted Net Income vs. Budget –Under this test, net income as compared with budgeted net income, adjusted for selected charges/credits of an unusual nature which would not be subject to normal budgeting procedures, is used. The net income test is a measurement test comparing actual results against budgeted results for the year.

Note: The Company’s adjusted net income must be at least 50% of the budgeted net income, in order for the minimum (threshold) award to be paid.

For fiscal year 2004, this performance measurement will carry a weight of 66.67%.

In order to have the incentive pay program not inhibit good management/business decisions, certain adjustments to net income should be made in determining if the net income test has been met. Such adjustments should be objectively determinable to avoid the appearance of impropriety. Accordingly, the following items as reported in the corporation’s consolidated statement of earnings should be added to or subtracted from net income as reported in order to determine net income for purposes of the incentive pay plan:

Cumulative effect of accounting changes;

Extraordinary items;

Discounted operations; and

Unusual or infrequently occurring items (less the amount of related income taxes) as that term is used in Accounting Principles Board Opinion No. 30.

NOTE: For purposes of calculating achievement of this performance measure, budgeted net income shall be divided by the average number of common shares outstanding for the year as contemplated by the budget. Likewise, the amount of Adjusted Net Income shall be divided by the average number of common shares outstanding during the year. For purposes of making both of these Earnings Per Share calculations, common stock equivalents shall not be considered in determining the average number of common shares outstanding.

2.	Return of Total Capital (ROTC) – Under this performance measurement, the Company must attain at least the 40th percentile when compared to the Peer Group (see Exhibit 1) on Return of Total Capital (ROTC). ROTC is defined as:

Earnings Before Interest Expenses, Taxes,
Depreciation and Amortization (EBITDA)
Average Shareholders Equity + Average Long-Term Debt (including current maturities of Long-Term Debt)

NOTE: Average shareholders’ equity and average long-term debt shall be determined by summing the respective totals as of the end of each interim quarterly reporting period during the fiscal year as shown on the Company’s consolidated balance sheet and dividing such sums by the number of interim reporting periods.

The standard for the ROTC performance measure will be established by considering Tidewater’s performance against the Peer Group of companies (see Exhibit 2). When determining peer group performance ranking, pro-rating is not permitted below the 40th percentile.

For fiscal year 2004, this performance measurement will carry a weight of 33.33%.

STANDARDS FOR EACH DIVISION

A.	Although overall Company performance determines the maximum funding of the pool, each participant, within each division, will have specific standards established for the accomplishment of certain Company and individual performance measures. These criteria will be established annually, prior to the beginning of each fiscal year, and will be used to determine the amount of the incentive award that each participant will be eligible to receive. The amount of bonus actually awarded to the participant depends upon his (her) achievement of the Company and individual performance criteria. For Fiscal Year 2004, the performance measures for each division are as follows:

1.	Administrative

a.	Return on Total Capital – As defined above, this measurement will carry a weight of 25% of the individual’s total award.

b.	Adjusted Net Income –As defined above, this measurement will carry a weight of 25% of the individual’s total award.

c.	Individual Performance – This measurement is determined on a subjective basis and will carry a weight of 25% of the individual’s total award.

d.	Safety Performance – This measurement is determined by achievement of the Company’s overall established safety performance goals for the fiscal year. The safety performance measurement will carry a weight of 25% of the individual’s total award.

2.	Marine

a.	Safety Measurement – This measurement will be considered in four parts.

1.	First, each area will be given a specific goal to achieve during the fiscal year with respect to safety performance as it relates to Total Recordable Incident Rates. Each area will be graded on how well it performs toward achieving the assigned goals. Total Recordable Incident Rate will be defined as follows:

Loss Time Accidents

Plus	Recordable incidents

Multiplied by	200,000 (manhours)

Divided by	Total manhour exposure

Equals	Total Recordable Incident Rate per 2000,000 manhours of exposure

Attached as Exhibit 3, are the Safety Total Recordable Incident Rate goals for Fiscal 2004.

2.	The second component of this measurement is related to property damage. For fiscal 2004, property damage performance will be measured by applying a subjective review of overall property damage results for the fiscal year. Only property damage above the $100,000 per occurrence deductible will be included for measurement purposes. Property damage claims will be adjusted to include only Hull (excluding machinery), Marine Liability and Pollution claims. In other words, preventable property damage claims. This type of information will form the basic parameters that will be reviewed and considered for fiscal 2004 results.

3.	The third component of this measurement is related to pollution incidents. For fiscal 2004, any pollution incident must be reported to the Insurance and Claims Department. The number and severity of pollution incidents will be measured by applying a subjective review of overall pollution incidents for the fiscal year. The Safety Director will provide quarterly updates on the reported incidents.

4.	Fourth, each area is evaluated on its own overall safety performance, taking into consideration such things as number of deaths and/or disabilities within an area, Lost Time Accidents, incident ratios, nature of accidents, preventable accidents etc. Non-job related deaths will not count as an LTA.

Note: Within this weighing (1, 2, 3 & 4 above), personnel safety will comprise 60%, property damage 10%, pollution incidents 5%, and overall safety performance 25%.

Notwithstanding the above, no allocation under this measurement is provided unless the Company achieves its overall established safety performance goals for the fiscal year. The safety measurement will carry a weight of 33.33% of the individual’s total award.

(Note: How well each area demonstrates its commitment to Tidewater’s safety program overall will be part of the individual performance measurement.)

b.	Pre-tax Earnings Test – Under this test, pre-tax earnings, as defined, as compared with a budgeted pre-tax earnings goal, will be used to determine a component of the individual’s incentive pay. The pre-tax earnings test will be an operating area specific test, adjusted for an allocation of corporate and marine overhead (as defined), and carry a weight of 33.33% of the individual’s total award. This test will not be considered achieved if the operating area does not provide a positive actual pre-tax earnings amount, even though the area may meet its budgeted pre-tax earnings goal. Pre-tax earnings for this purpose will be defined as follows:

Area Revenues from all operating activities as reported in the corporation’s consolidated income statement.

Minus	Area Operating Costs and Expenses, as reported in the corporation’s consolidated income statement.

Minus	Area General and Administrative Expenses as reported in the corporation’s consolidated income statement.

Plus/Minus	Area Other Income/Expenses, including gains/losses on asset sales, other income, equity in joint venture earnings, minority interests in less than 100% owned consolidated subsidiaries, interest income, depreciation and amortization expense and foreign exchange gains/losses as reported in the corporations consolidated income statement.

Minus	Area Capitalized Repair and Maintenance Costs.

Minus	An allocation, based upon the insured value of vessels in the Area versus the total insured value of the company’s marine fleet, of corporate overhead expenses (G&A costs, depreciation expense and other expenses), marine overhead costs (G&A costs, depreciation expense, inventory adjustment and other expenses), costs of vessels withdrawn from service and held for sale, net cost of Pental Insurance and interest and debt cost as these items are reported in the corporation’s consolidated income statement.

Equals Pre-tax earnings, as defined.

In order to have the incentive pay program not inhibit good management/business decisions, certain adjustments to pre-tax earnings should be made in determining if the net income test has been met. Such adjustments should be objectively determinable to avoid the appearance of impropriety. Accordingly, the following items as reported in the corporation’s consolidated statement of earnings should be added to or subtracted from net income as reported in order to determine net income for purposes of the incentive pay plan:

Cumulative effect of accounting changes;

Extraordinary items;

Discounted operations; and

Unusual or infrequently occurring items (less the amount of related income taxes) as that term is used in Accounting Principles Board Opinion No. 30.

The Pre-tax Earnings Test component will be replaced with a more relevant test for those participants identified below who do not have direct operating area responsibilities.

Director - Health, Safety, and Environmental Management

Director - Human Resources

Manager - Domestic Sales

Manager - Special Vessel Services

President/ General Manager – Quality Shipyards

Vice President – Domestic Sales

Vice President - International Sales

Vice-President -Technical Services

These tests will encompass up to five objective criteria that have been approved by the immediate supervisor specific for that fiscal year. (See Exhibit 4).

c.	Individual Performance – Individual performance is determined annually and is based upon a subjective evaluation by the participant’s manager(s) and encompasses the overall performance of the individual for the fiscal year.

Individual performance will also include an evaluation of each area’s commitment to Tidewater’s safety program overall. This measurement will carry a weight of 33.34% of the individual’s total award.

Included as part of the individual performance measure may be an area specific test. This test may be optional by area and would consist of zero to two specific criteria relevant to a given area. Each participant will be advised of any specific test for that fiscal year. Some examples would be the percent improvement in receivables over a period of time, delinquent receivables collected, revenue enhancement achieved over a period of time, utilization, or other such criteria as deemed appropriate. When an area specific test is utilized, the particular measurement will be weighted as part of the individual performance weight.

VI.	AWARD CALCULATIONS

A.	Development of Incentive Funding Pool

The actual amount of the incentive pool to be awarded depends upon the attainment of specified corporate performance measures as set forth in Section V-A. Each corporate measurement will operate independently of one another in creating the funding pool for annual incentive awards. Thus, the Company could achieve above threshold on one performance measure and below threshold on another performance measure and still have funds available in the annual incentive pool.

Exhibit 2, attached, provides a matrix example of how the size of the incentive funding pool would be calculated at different levels of corporate performance.

The Matrix also shows:

•	The percentage of aggregate target incentives paid for all plan participants; and

•	The total amount of money allocated to the incentive funding pool for fiscal 2004.

•	The greater emphasis for fiscal year 2004 is placed upon the Adjusted net Income performance measures. As such, the payouts under that measurement are more than twice that of the ROTC component.

B.	Individual Awards.

The incentive funding pool is allocated to individual plan participants by the performance measures set forth in Section V-B.

Each division will also be looked at independently of one another; therefore, it is possible for a Division to receive individual awards for meeting performance criteria and not the other if it does not reach its performance criteria. However, the overall corporate performance measures must be positive before consideration of any incentive awards.

The size of each divisional incentive pool is based upon the number of eligible participants in each division. For example, if the Company meets target goals, each participant’s annual base salary is multiplied by the participant’s target percent amount. All target amounts are then added together to produce the total pool for that division. Each divisional pool would be adjusted based upon the actual results of the overall corporate performance measurements.

VII.	AWARD PAYMENTS

Awards will be payable in cash, as soon as administratively possible after the Company auditors have issued their audit report on the Company’s financial statements for the fiscal year.

VIII.	TRANSFERS

In the event that a participant transfers from one position to another during the course of the year, his/her award for the year will be calculated on a pro-rata basis according to the proportion of time spent in each position during the year.

IX.	RETIREMENTS AND TERMINATIONS

To receive an award under the MAIP, the participant must be actively employed on the last day of the performance cycle. At the discretion of the Chief Executive Officer and with the approval of the Compensation Committee of the Board of Directors, a participant who separates from service prior to the end of the performance cycle may be granted an award. The amount of the award, if any, will be based in part upon the length of time employed during the performance cycle.

X	PLAN ADMINISTRATION, MODIFICATION, AND ADJUSTMENT

The MAIP will be administered by Tidewater’s Chief Executive Officer, who may delegate certain elements of program administration to the Chief Financial Officer and the Director of Employee Benefits. Actual performance goals, standards, and award determinations will be approved by the Compensation Committee of the Board of Directors.